As filed with the Securities and Exchange Commission on June 2, 2005

                                                        Registration No. 333-

================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        Selective Insurance Group, Inc.
             (Exact name of registrant as specified in its charter)

                  New Jersey                              22-2168890
      (State or other jurisdiction of                 (I.R.S. Employer
       incorporation or organization)                Identification No.)

                                  ------------

                               40 Wantage Avenue
                             Branchville, NJ 07890
                    (Address of Principal Executive Offices)

            Selective Insurance Group, Inc. 2005 Omnibus Stock Plan
                            (Full title of the plan)

                                  ------------

                             Michael H. Lanza, Esq.
                   Senior Vice President and General Counsel
                        Selective Insurance Group, Inc.
                               40 Wantage Avenue
                             Branchville, NJ 07890
                    (Name and address of agent for service)

                                  ------------

                                 (973) 948-3000
         (Telephone number, including area code, of agent for service)
                                  ------------
                                With a copy to:
                             Paul T. Schnell, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                            New York, NY 10036-6522
                                 (212) 735-3000
                                  ------------


                                      CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
 Title of securities to   Amount to be       Proposed maximum          Proposed maximum         Amount of
     be registered         registered       offering price per     aggregate offering price    registration
                               (2)              share (4)                     (4)                  fee
-------------------------------------------------------------------------------------------------------------

Common stock, $2.00
par value, and the
associated preferred
share purchase rights
(the "Common Stock")        1,760,000
(1)                        (3) shares             $47.32                $19,035,463.72        $9,802.44 (5)
-------------------------------------------------------------------------------------------------------------

(1) The preferred share purchase rights, which are attached to the shares of Common Stock being registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is required.

(2) This registration statement, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), covers an indeterminate number of additional shares of Common Stock with respect to the shares registered hereunder in the event of a stock split, stock dividend or similar transaction.

(3) Shares to be offered and sold under the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan ("2005 Omnibus Plan") consist of: (i) 402,271 shares not previously registered; (ii) 761,397 shares previously registered for issuance under the Selective Insurance Group, Inc. Stock Option Plan III ("Plan III") on May 22, 2002 (Registration No. 333-88806);
     (iii) 331,000 shares previously registered for issuance under the Selective Insurance Group, Inc. Stock Option Plan for Directors ("Directors Plan") on July 18, 2000 (Registration No. 333-41674); and (iv) 265,332 shares previously registered for issuance under the Selective Insurance Group, Inc. Stock Compensation Plan for Nonemployee Directors ("Nonemployee Directors Plan" and collectively with Plan III and the Directors Plan, the "Prior Plans") on August 20, 1996 (Registration No. 333-10465). Shares may no longer be issued under the Prior Plans and may only be offered and sold under the 2005 Omnibus Plan.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based on the average of the high and low sales prices of the Common Stock as reported by the NASDAQ National Market on May 26, 2005.

(5) Pursuant to Rule 457(p) under the Securities Act, the aggregate total registration fee of $9,802.43 is offset by registration fees previously paid by Selective Insurance Group, Inc. (the "Company") with respect to unissued shares of Common Stock previously registered by the Company on Form S-8 Registration Statement Nos. 333-88806 and 333-41674. The amount of the registration fee was calculated as the difference between the aggregate registration fee of $9,802.43 (calculated based on the number of shares to be offered and sold under the 2005 Omnibus Plan) less $3,593.95 which represents the portion of the registration fee associated with the 1,092,397 deregistered shares that was previously paid in connection with the Form S-8 Registration Statement Nos. 333-88806 and 333-41674. The Company is filing post-effective amendments to each of the foregoing Registration Statements and Registration Statement No. 333-10465 to deregister 1,357,729 unissued shares contemporaneously with the filing of this Registration Statement.

                                EXPLANATORY NOTE

This registration statement on Form S-8 (the "Registration Statement") relates to the registration of 1,760,000 shares of Common Stock that may be issued under the 2005 Omnibus Plan. The 1,760,000 shares of Common Stock being registered under this Registration Statement are comprised of: (i) 402,271 shares not previously registered; (ii) 761,397 shares previously registered for issuance under Plan III on May 22, 2002 (Registration No. 333-88806); (iii) 331,000 shares previously registered for issuance under the Directors Plan on July 18, 2000 (Registration No. 333-41674); and (iv) 265,332 shares previously registered for issuance under the Nonemployee Directors Plan on August 20, 1996 (Registration No. 333-10465). None of the shares being registered hereunder relating to the Prior Plans may be issued under the Prior Plans; such 1,760,000 shares may only be offered and sold under the 2005 Omnibus Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the "SEC") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents previously filed with the SEC are incorporated by reference in this registration statement:

         (a) The Company's Annual Report on Form 10-K for the period ending December 31, 2004, filed with the SEC on March 2, 2005.

         (b) The Company's Quarterly Report on Form 10-Q for the period ending March 31, 2005, filed with the SEC on May 5, 2005;

         (c) The Company's Current Reports on Form 8-K, filed with the SEC on January 18, 2005, February 7, 2005 and May 20, 2005;

         (d) The description of the Company's Common Stock contained in Amendment No. 1 to the Company's Registration Statement on Form 8-A, filed with the SEC on February 4, 1999; and

         (e) The description of the preferred share purchase rights, contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed with the SEC on November 6, 1989, as amended by Form 8-A/A filed with the SEC on February 4, 1999.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         The legality of the securities registered hereby has been passed upon by Michele N. Schumacher, Vice President, Assistant General Counsel & Chief Compliance Officer of the Company. Ms. Schumacher is paid a salary and a bonus by the Company, is eligible to participate in the 2005 Omnibus Plan and participates in certain other of the Company's employee benefit plans.

Item 6.  Indemnification of Directors and Officers.

         The Company is organized under the laws of the State of New Jersey. The New Jersey Business Corporation Act, as amended (the "Act"), provides that a New Jersey corporation has the power generally to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving such person by reason of his or her being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of directors, officers, employees and other agents against expenses is permitted if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court, or the court in which such proceeding was brought, shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. Expenses incurred by a director, officer, employee or other agent in connection with a proceeding may be, under certain circumstances, paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and advance expenses under the Act does not exclude other rights to which a director, officer, employee or other agent of the corporation may be entitled to under the certificate of incorporation, by-laws, agreement, vote of stockholders, or otherwise; provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his or her acts or omissions were in breach of his or her duty of loyalty to the corporation or its shareholders, were not in good faith or involved a violation of the law, or resulted in the receipt by such person of an improper personal benefit.

         Under the Act, a New Jersey corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of his or her being or having been a corporate agent, whether or not the corporation has the power to indemnify him or her against such expenses and liabilities under the Act. All of the foregoing powers of indemnification granted to a New Jersey corporation may be exercised by such corporation notwithstanding the absence of any provision in its certificate of incorporation or by-laws authorizing the exercise of such powers. A New Jersey corporation, however, may provide, with certain limitations, in its certificate of incorporation that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of a duty owed to the corporation or its shareholders.

         Reference is made to Sections 14A:3-5 and 14A:2-7(3) of the Act in connection with the above summary of indemnification, insurance and limitation of liability.

         Section (a) of Article Ninth of the Company's restated certificate of incorporation, as amended, and Section 14 of the Company's By-Laws provide generally that a director shall not be personally liable to the Company or its stockholders for damages from breach of any duty owed to the Company or its stockholders, except to the extent such personal liability may not be eliminated or limited under the Act. Such provisions further provide generally that an officer of the Company shall not be personally liable to the Company or its stockholders for damages or breach of any duty owed to the Company or its stockholders, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited under the Act.

         Section (b) of Article Ninth of the Company's restated certificate of incorporation, as amended, and Section 14A of the Company's By-Laws provide generally that each person who was or is made a party to or involved in a pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, or any appeal therein or any inquiry or investigation which could lead to such action, suit or proceeding of the Company or any constituent corporation absorbed by the Company in a consolidation or merger, or by reason of his or her having been a director, officer, trustee, employee or agent of another entity serving as such at the Company's request, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Act, as amended (but, in the case of any amendments, only to the extent such amendment permits the Company to provide broader indemnification rights than the Act permitted prior to such amendment), from and against any and all reasonable costs, disbursements and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of such person's heirs, executors, administrators and assigns; provided, however, that, except as provided above, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was specifically authorized by the Company's board of directors. Such provisions of the Company's certificate of incorporation and By-Laws provide, under certain circumstances, for a right to be paid by the Company the expenses incurred in any proceeding in advance of the final disposition of such proceeding as authorized by the Company's board of directors. Further, the Company is authorized to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against any expenses incurred and any liabilities asserted against him/her in any proceeding by reason of such person having been a director, officer, employee or agent, whether or not the Company would have the power to indemnify such person.

         The Company's directors and officers are insured by policies purchased by the Company against liability and expenses incurred in their capacity as directors or officers.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

Exhibit
  No.                        Description
-------                      -----------

 4.1 Restated Certificate of Incorporation of Selective Insurance Group, Inc., dated August 4, 1977, as amended (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, File no. 0-8641)

 4.2 The Company's By-Laws, adopted on August 26, 1977, as amended (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, File no. 0-8641)

 4.3 Amended and Restated Rights Agreement, dated as of February 2, 1999, between Selective Insurance Group, Inc. and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to the Company's Current Report on Form 8-K filed on February 4, 1999, File no. 0-8641)

 5.1 Opinion of Michele N. Schumacher, Vice President, Assistant General Counsel & Chief Compliance Officer, regarding the legality of the shares of Common Stock being offered hereby*

 10.1    Selective Insurance Group, Inc. 2005 Omnibus Stock Plan
         (incorporated by reference to Appendix A to the Company's proxy statement for its 2005 Annual Meeting of Stockholders, filed on April 6, 2005, File no. 0-8641)

 23.1 Consent of Michele N. Schumacher (included in the opinion filed as Exhibit 5.1 hereto)

 23.2    Consent of Independent Registered Public Accounting Firm, KPMG LLP*

 24.1    Power of Attorney (included on signature page hereto)

_______________
*   Filed herewith.

Item 9.  Undertakings.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or
                  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Branchville, State of New Jersey, on this 2nd day of June, 2005.

                                        SELECTIVE INSURANCE GROUP, INC.


                                        By:  /s/ Gregory E. Murphy
                                             -----------------------------------
                                             Name:   Gregory E. Murphy
                                             Title:  Chairman, President and
                                                     Chief Executive Officer


                               POWER OF ATTORNEY

                  Each person whose signature appears below constitutes and appoints Gregory E. Murphy, Michael H. Lanza and Michele N. Schumacher, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including pre- and post-effective amendments) and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                           Title                                          Date
---------                           -----                                          ----
/s/ Gregory E. Murphy               Chairman, President and Chief Executive        June 2, 2005
--------------------------          Officer (principal executive officer)
    Gregory E. Murphy


/s/ Dale A. Thatcher                Executive Vice President, Chief Financial      June 2, 2005
--------------------------          Officer and Treasurer (principal accounting
Dale A. Thatcher                    and financial officer)


/s/ Paul D. Bauer                   Director                                       June 2, 2005
--------------------------
Paul D. Bauer


/s/ A. David Brown                  Director                                       June 2, 2005
--------------------------
A. David Brown


/s/ C. Edward Herder                Director                                       June 2, 2005
--------------------------
C. Edward Herder


/s/ William M. Kearns, Jr.          Director                                       June 2, 2005
--------------------------
William M. Kearns, Jr.


/s/ Joan M. Lamm-Tennant            Director                                       June 2, 2005
--------------------------
Joan M. Lamm-Tennant


/s/ S. Griffin McClellan III        Director                                       June 2, 2005
--------------------------
S. Griffin McClellan III


/s/ Ronald L. O'Kelley              Director                                       June 2, 2005
--------------------------
Ronald L. O'Kelley


/s/ John F. Rockart                 Director                                       June 2, 2005
--------------------------
John F. Rockart


/s/ William M. Rue                  Director                                       June 2, 2005
--------------------------
William M. Rue


/s/ J. Brian Thebault               Director                                       June 2, 2005
--------------------------
J. Brian Thebault


                                 EXHIBIT INDEX

Exhibit
  No.                        Description
-------                      -----------

 4.1 Restated Certificate of Incorporation of Selective Insurance Group, Inc., dated August 4, 1977, as amended (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, File no. 0-8641)

 4.2 The Company's By-Laws, adopted on August 26, 1977, as amended (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, File no. 0-8641)

 4.3 Amended and Restated Rights Agreement, dated as of February 2, 1999, between Selective Insurance Group, Inc. and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to the Company's Current Report on Form 8-K filed on February 4, 1999, File no. 0-8641)

 5.1 Opinion of Michele N. Schumacher, Vice President, Assistant General Counsel & Chief Compliance Officer, regarding the legality of the shares of Common Stock being offered hereby*

 10.1    Selective Insurance Group, Inc. 2005 Omnibus Stock Plan
         (incorporated by reference to Appendix A to the Company's proxy statement for its 2005 Annual Meeting of Stockholders, filed on April 6, 2005, File no. 0-8641)

 23.1 Consent of Michele N. Schumacher (included in the opinion filed as Exhibit 5.1 hereto)

 23.2    Consent of Independent Registered Public Accounting Firm, KPMG LLP*

 24.1    Power of Attorney (included on signature page hereto)

_______________
*   Filed herewith.